Artisan Partners Asset Management Inc. Reports July 2025 Assets Under Management
Milwaukee, WI - August 11, 2025 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of July 31, 2025 totaled $175.0 billion. Artisan Funds and Artisan Global Funds accounted for $85.3 billion of total firm AUM, while separate accounts and other AUM1 accounted for $89.7 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of July 31, 2025 - ($ Millions)
Growth Team
Global Opportunities	$20,253
Global Discovery	1,829
U.S. Mid-Cap Growth	10,917
U.S. Small-Cap Growth	2,858
Franchise	865
Global Equity Team
Global Equity	395
Non-U.S. Growth	14,787
U.S. Value Team
Value Equity	5,058
U.S. Mid-Cap Value	2,404
Value Income	16
International Value Group
International Value	50,036
International Explorer	832
Global Special Situations	31
Global Value Team
Global Value	32,636
Select Equity	334
Sustainable Emerging Markets Team
Sustainable Emerging Markets	2,073
Credit Team
High Income	12,468
Credit Opportunities	328
Floating Rate	89
Custom Credit Solutions	438
Developing World Team
Developing World	4,737
Antero Peak Group
Antero Peak	2,288
Antero Peak Hedge	273
International Small-Mid Team
Non-U.S. Small-Mid Growth	5,264
EMsights Capital Group
Global Unconstrained	972
Emerging Markets Debt Opportunities	1,169
Emerging Markets Local Opportunities	1,641

Total Firm Assets Under Management ("AUM")	$174,991
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $121.8 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.